Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
Graham Corporation Reports 19.8% Increase in Sales
for the Third Quarter of Fiscal 2009
•	Net sales of $24.7 million in the quarter, up $4.1 million

•	On track for record year: Fiscal 2009 expected to be peak of current cycle; downturn expected in fiscal 2010

•	Strong balance sheet: $45.4 million in cash and investments and no long-term debt

•	Reaffirms fiscal 2009 revenue and margin guidance

•	Board authorizes stock repurchase program
BATAVIA, NY, January 30, 2009 – Graham Corporation (NYSE-A: GHM), a manufacturer of critical equipment for the oil refinery, petrochemical and power industries, today reported financial results for its fiscal 2009 third quarter ended December 31, 2008. Net sales were $24.7 million in the quarter, up $4.1 million, or 19.8%, compared with net sales of $20.6 million in the prior year’s third quarter. Net income was $3.8 million, or $0.37 per diluted share, in the third quarter, approximately the same as net income in the same period the prior fiscal year. Graham’s fiscal 2009 ends March 31, 2009.
Mr. James R. Lines, President and Chief Executive Officer of Graham, commented, “Our third quarter financial results were in line with our expectations and support our previously announced outlook that fiscal 2009 would be a record year for sales and earnings. However, we believe that fiscal 2009 will represent the peak of the current cycle that began for us in the latter half of fiscal 2004. We took measured steps during the current cycle to control our growth, to maintain a solid balance sheet and to make important gains in productivity. We expect that these gains will help to reduce the effect of declining revenue as we head into fiscal 2010. Moreover, we believe that our strong balance sheet and expected operating performance during fiscal 2010 will allow us to maintain a strong financial position that will enable us to take advantage of opportunities that may present themselves during the downturn.”
Sales on Track for Record Fiscal Year
The increase in third quarter sales of ejectors, heat exchangers and pump packages was offset slightly by a decrease in sales of condensers and aftermarket products. Ejector sales were $10.3 million, or 41.6% of total net sales, in the third quarter, a 47.7% increase compared with $7.0 million, or 33.8% of total net sales, in the same period during the prior year. The increase in ejector sales reflects a greater number of oil refinery projects in the period.
Higher sales of heat exchangers were driven by more focused sales activities that targeted a wider variety of end markets. Heat exchanger sales increased 23.9% year-over-year to $3.0 million, or 12.1% of total net sales, in the third quarter compared with $2.4 million, or 11.7% of total net sales, in the same period the prior fiscal year. Pump package sales increased three-fold to $1.8 million, or 7.5% of total net sales, in the third quarter compared with $0.6 million, or 2.9% of net sales, in the third quarter of fiscal 2008. The timing of customer requirements for repair parts impacted our aftermarket product sales, which decreased 21.8% to $2.8 million, or 11.3% of total net sales, in the third quarter of fiscal 2009, compared with $3.6 million, or 17.3% of total net sales, in the prior fiscal year’s third quarter.
Sales of condensers declined in the third quarter to $6.8 million, or 27.5% of total net sales, compared with $7.1 million, or 34.3% of total net sales, in the same period the prior fiscal year, as the petrochemical industry slowed during the latter part of 2008.
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Graham Corporation Reports 19.8% Increase in Sales for the Third Quarter of Fiscal 2009
January 30, 2009	Page 2

U.S. sales were $14.4 million, or 58% of total sales, in the third quarter, compared with $10.7 million, or 52% of total sales, in the same quarter of fiscal 2008. International sales were $10.3 million, or 42% of total sales, in the third quarter, slightly above $9.9 million, or 48%, in the same quarter a year ago. Increased sales to Canada, the Middle East and Western Europe were mostly offset by decreases in sales to South and Central America and Asia. Fluctuations in sales among products and geographic locations can vary measurably from quarter-to-quarter based on the timing and magnitude of projects, and we generally do not believe that such fluctuations are indicative of business trends.
By industry, 46% of sales in the third quarter were to the refining industry, compared with 38% in the same period the prior fiscal year. Approximately 27% of sales were to the chemical/petrochemical industry and 21% to other industrial applications during the current quarter, as compared with 42% and 19%, respectively, in the third quarter of fiscal 2008. Power industry sales accounted for 6% of sales during the third quarter of fiscal 2009, while that industry represented approximately one percent of sales during the same period the prior year.
Additional historical information regarding sales by industry and region are contained in the tables at the end of this news release.
Managing Operational Effectiveness
Gross profit was $9.4 million, or 37.9% of sales, in the third quarter of fiscal 2009, compared with $8.6 million, or 41.9% of sales, in the same period the prior fiscal year. The decline in margin during the quarter occurred as a result of a contract in process requiring international fabrication that carried a lower margin than those in the same quarter of fiscal 2008. Approximately 8% of manufacturing production hours were outsourced in the third quarter of fiscal 2009.
Selling, general and administrative (“SG&A”) expenses were $3.6 million, or 14.4% of sales, in the third quarter of fiscal 2009 compared with $3.2 million, or 15.7% of sales, in the third quarter of fiscal 2008, but were below SG&A expenses of $3.9 million, or 16.4% of sales in the trailing second quarter of fiscal 2009. Costs related to Graham’s ongoing initiatives to improve manufacturing efficiencies and increased bonus and commission accruals, as a result of higher sales and net income, caused the slight increase in SG&A expenses in the current fiscal year quarter compared with the same quarter in the prior year.
Taking into account current backlog, the new order environment and the productivity gains made over the past several years, in January of 2009 Graham eliminated approximately 5% of its workforce. Graham believes that the elimination of these positions better align its operating structure and costs. A $365 thousand restructuring charge is expected to be recognized in the fourth quarter of fiscal 2009, and on-going cost savings are expected to be approximately $2.0 million per year. Excluding the restructuring charge, for the remainder of fiscal 2009, SG&A expenses are expected to be in the range of 15% to 16% of sales.
Mr. Lines noted, “We’ve reduced our cost structure as we enter a period of declining revenue. We will, however, remain disciplined about our ongoing internal improvement efforts. The personnel reductions we made in January were difficult but necessary. We believe we are prepared for the downturn and view it as an opportunity to continue to drive improvement into the company, strengthen our relationships with customers, capture additional market share, enter new markets and be able to take greater advantage of the next up-cycle.”
Interest income in the third quarter of fiscal 2009 declined to $83 thousand compared with $304 thousand in the same period the prior fiscal year, primarily as a result of a significant decline in current treasury yields compared with a year ago.
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Graham Corporation Reports 19.8% Increase in Sales for the Third Quarter of Fiscal 2009
January 30, 2009	Page 3

Graham has revised its estimated fiscal 2009 effective tax rate upward by half a percentage point to 34% in light of the actual rates experienced on its recently-filed tax returns which resulted in an effective tax rate for the third quarter of fiscal 2009 of 35.5%.
Nine-Month Review
Net sales for the first nine months of fiscal 2009 were $76.3 million, up 19.8% compared with $63.7 million in the first nine months of fiscal 2008. Gross margin was 42.1% for the nine-month period compared with 39.6% in the same period the prior fiscal year. Higher aftermarket sales, particularly in the first quarter, improved product mix and engineering and manufacturing operating efficiencies all contributed to the year-over-year increase. Approximately 9% of manufacturing production hours were outsourced in the first nine months of fiscal 2009. Graham expects that outsourced manufacturing hours will be between 8% and 10% for the full fiscal year 2009.
SG&A expenses were $11.3 million, or 14.8% of sales, in the first nine months of fiscal 2009 compared with $9.8 million, or 15.3% of sales, in the same period of fiscal 2008. The increase was related to higher variable compensation costs and outside consulting fees.
Net income for the first nine months of fiscal 2009 was up 28.1% to $13.9 million, compared with $10.8 million in the same period the prior year. On a per diluted share basis, net income grew to $1.36, a 25.9% increase over $1.08 in the same period the prior fiscal year.
Strong, Flexible Balance Sheet with Significant Cash Position
Cash, cash equivalents and investments at December 31, 2008 were $45.4 million, compared with $36.8 million at March 31, 2008 and $42.9 million at September 30, 2008. Net cash provided by operating activities was $7.4 million in the first nine months of fiscal 2009, compared with $16.0 million in the same period the prior fiscal year. The year-over-year decrease was a result of higher working capital requirements, primarily from an increase in Graham’s accounts receivable balance due to the timing of customer billings. Approximately $41.2 million was invested in United States Treasury notes with maturity periods of 91 to 180 days at December 31, 2008. As of December 31, 2008, Graham had no borrowings and $7.5 million of outstanding letters of credit under its $30.0 million revolving line of credit facility.
Capital expenditures were $398 thousand in the third quarter of fiscal 2009 and $1.2 million for the nine-month period, compared with $212 thousand and $659 thousand in the third quarter and nine-month period of fiscal 2008, respectively. Capital expenditures for the full-year fiscal 2009 are expected to be in the range of $1.8 to $2.0 million, of which approximately 50% will be allocated for machinery and equipment, 40% for information technology and 10% for other expenditures. An estimated 75% of the fiscal 2009 capital spending is expected to be used for productivity improvements and the remaining 25% for capitalized maintenance and other general purposes.
Addressing the Down Slope of a Cycle
Orders began to slow during September and October as the world reacted to the unprecedented worldwide financial crisis and the seizure of capital markets, and we experienced a rapid and severe decline in order activity in November and December. While we maintain our strong market position, orders received in the third quarter of fiscal 2009, net of cancellations, were an unusually low $8.1 million compared with orders of $26.6 million in the same period the prior fiscal year. Oil refiners have curtailed or cancelled many projects as they evaluate the changing outlook on demand for oil and its many by-products resulting from the worldwide economic slowdown. Because of the magnitude of certain individual orders and shipment timing, there can be significant variability in sales and orders from quarter-to-quarter. Graham does not believe such fluctuations are indicative of business trends.
Graham’s backlog was $52.5 million at December 31, 2008, down 16.7% compared with $63.0 million at December 31, 2007. Backlog was reduced by $1.6 million due to the cancellation of an order for a
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Graham Corporation Reports 19.8% Increase in Sales for the Third Quarter of Fiscal 2009
January 30, 2009	Page 4

refinery project. Included in backlog is approximately $5.7 million in orders for refinery projects that customers have currently suspended subject to their further review of the related projects. Approximately 45% of projects in backlog are for refinery projects, 33% for chemical and petrochemical projects and 22% for power and other industrial commercial applications, compared with 50%, 23% and 27%, respectively, at the end of the third quarter of fiscal 2008. Approximately 90% of backlog is expected to ship in the next twelve months.
“The significant decline during the quarter is the most severe quarter-over-quarter swing that I have seen in the 25 years I have been with Graham. Since we may experience significant variability in sales and orders from quarter-to-quarter, we analyze business trends over multiple quarterly periods. For the nine-month period ended December 31, 2008, we received $53.4 million in new orders. Nonetheless, we expect that we will be near $100 million in sales for fiscal 2009, as we had previously projected, and expect gross margins will be consistent with our previous guidance of approximately 39% to 42%.” stated Mr. Lines.
He added, “What is not clear is the extent or duration of the down slope of this new cycle. Oil companies are reducing capital budgets by an estimated 12% for 2009 and many higher cost projects, such as oil sands, have been cancelled. Petrochemical companies are facing difficult times and investment in new capacity has been dramatically scaled down. Consequently, we are prepared for a measurably lower level of sales in fiscal 2010. Notwithstanding current conditions, we continue to believe that longer-term overall global growth will continue to drive demand for our products. We expect that when the economic tide turns, the re-emergence of demand and expansion in the petrochemical and oil refining industries will be more orderly and deliberate, and that the supply chain will not become as over-extended as it did during this last cycle. In the past, we typically saw demand begin to improve between six and eighteen months after the end of a recession.”
He concluded, “Strategically, our goal remains to double the size of Graham over the next three to five years. Moreover, we see this downturn and our financial strength as an opportunity for us to be very selective and effective with our acquisition strategy.”
Stock Buyback Program Authorized
On January 29, 2009, Graham's Board of Directors authorized a stock repurchase program, permitting Graham to repurchase up to 1,000,000 shares of its common stock in open market and privately negotiated transactions. Graham's repurchase program will continue until the earlier of July 29, 2009, until such time that all 1,000,000 shares have been repurchased or until the Board of Directors terminates the program. Graham intends to use cash on hand to fund any stock repurchases under the program.
Webcast and Conference Call
Graham will host a conference call and live webcast today at 11:00 a.m. ET. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jennifer Condame, Chief Accounting Officer, will review Graham’s financial and operating results for the third quarter and first nine months of fiscal 2009 as well as Graham’s strategy and outlook. A question-and-answer session will follow.
Graham’s conference call and live webcast can be accessed as follows:
▪	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

▪	The teleconference can be accessed by dialling 1-201-689-8560 and referencing conference ID number 309815 approximately 5 — 10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
▪	The webcast will be archived at http://www.graham-mfg.com and a transcript will be posted once available. The webcast and transcript will remain available on the website for approximately 30 days.

▪	A replay can be heard by calling 1-201-612-7415, and entering the account number 3055 and conference ID number 309815. The telephonic replay will be available through February 6, 2009 at 11:59 p.m. Eastern Time.
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Graham Corporation Reports 19.8% Increase in Sales for the Third Quarter of Fiscal 2009
January 30, 2009	Page 5

ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 72 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on the Company can be found.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which Graham Corporation operates, changes in general economic conditions and customer behavior and Graham Corporation’s acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Graham Corporation Reports 19.8% Increase in Sales for the Third Quarter of Fiscal 2009
January 30, 2009	Page 6

Graham Corporation Third Quarter Fiscal 2009
Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Amounts in thousands, except per share data)
Net sales	$24,701	$20,625	$76,263	$63,672
Cost of products sold	15,339	11,978	44,184	38,449

Gross profit	9,362	8,647	32,079	25,223

Gross profit margin	37.9%	41.9%	42.1%	39.6%
Other expenses:
Selling, general and administrative	3,567	3,239	11,320	9,756

Operating profit	5,795	5,408	20,759	15,467
Operating profit margin	23.5%	26.2%	27.2%	24.3%
Interest income	(83)	(304)	(386)	(799)
Interest expense	1	1	4	9

Total other expenses and income	3,485	2,936	10,938	8,966

Income before income taxes	5,877	5,711	21,141	16,257
Provision for income taxes	2,087	1,948	7,255	5,414

Net income	3,790	3,763	13,886	10,843
Retained earnings at beginning of period	46,995	29,559	37,216	22,675
Dividends	(203)	(148)	(557)	(344)
Effect of adoption of measurement date provisions of Statement of Financial Accounting Standards No. 158	—	—	37	—

Retained earnings at end of period	$50,582	$33,174	$50,582	$33,174

Per share data:
Basic:
Net income	$.37	$.38	$1.37	$1.10

Diluted:
Net income	$.37	$.37	$1.36	$1.08

Weighted average common shares outstanding:
Basic:	10,181	9,943	10,145	9,871
Diluted:	10,211	10,124	10,221	10,035

Dividends declared per share	$.02	$.015	$.055	$.035

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Graham Corporation Reports 19.8% Increase in Sales for the Third Quarter of Fiscal 2009 January 30, 2009	Page 7

Graham Corporation Third Quarter Fiscal 2009
Consolidated Balance Sheets
(Amounts in thousands, except per share data)
(Unaudited)

	December 31,	March 31,
	2008	2008
	(Amounts in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$4,229	$2,112
Investments	41,152	34,681
Trade accounts receivable, net of allowances ($21 and $41 at December 31, and March 31, 2008, respectively)	8,419	5,052
Unbilled revenue	8,556	8,763
Inventories	5,019	4,797
Income taxes receivable	618	1,502
Prepaid expenses and other current assets	826	463

Total current assets	68,819	57,370
Property, plant and equipment, net	9,615	9,060
Deferred income tax asset	156	70
Prepaid pension asset	7,015	4,186
Other assets	16	25

Total assets	$85,621	$70,711

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$27	$20
Accounts payable	4,056	5,461
Accrued compensation	4,156	4,517
Accrued expenses and other liabilities	1,949	2,114
Customer deposits	6,080	5,985
Deferred income tax liability	2,275	2,275

Total current liabilities	18,543	20,372

Capital lease obligations	39	36
Accrued compensation	241	232
Deferred income tax liability	1,344	315
Accrued pension liability	259	271
Accrued postretirement benefits	941	949

Total liabilities	21,367	22,175

Stockholders’ equity:
Preferred stock, $1.00 par value – Authorized, 500 shares
Common stock, $.10 par value — Authorized, 25,500 and 6,000 shares at December 31 and March 31, 2008, respectively Issued 10,127 and 9,982 shares at December 31 and March 31, 2008, respectively	1,013	499
Capital in excess of par value	14,866	12,674
Retained earnings	50,582	37,216
Accumulated other comprehensive loss	(2,163)	(1,820)
Other	(44)	(33)

Total stockholders’ equity	64,254	48,536

Total liabilities and stockholders’ equity	$85,621	$70,711

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Graham Corporation Reports 19.8% Increase in Sales for the Third Quarter of Fiscal 2009 January 30, 2009	Page 8

Graham Corporation Third Quarter Fiscal 2009
Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2008	2007
	(Amounts in thousands)
Operating activities:
Net income	$13,886	$10,843

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	826	706
Discount accretion on investments	(371)	(693)
Stock-based compensation expense	315	125
Loss on disposal of property, plant and equipment	2	—
Deferred income taxes	1,178	3,035
(Increase) decrease in operating assets:
Accounts receivable	(3,365)	4,248
Unbilled revenue	208	507
Inventories	(222)	173
Income taxes receivable/payable	884	(687)
Prepaid expenses and other current and non-current assets	(358)	(376)
Prepaid pension asset	(3,630)	(2,028)
Increase (decrease) in operating liabilities:
Accounts payable	(1,483)	(1,866)
Accrued compensation, accrued expenses and other current and non-current liabilities	(531)	214
Customer deposits	82	1,745
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	24	68

Net cash provided by operating activities	7,445	16,014

Investing activities:
Purchase of property, plant and equipment	(1,193)	(659)
Proceeds from sale of property, plant and equipment	1	44
Purchase of investments	(102,550)	(65,271)
Redemption of investments at maturity	96,450	49,750

Net cash used by investing activities	(7,292)	(16,136)

Financing activities:
Proceeds from issuance of long-term debt	2,450	69
Principal repayments on long-term debt	(2,471)	(97)
Issuance of common stock	695	970
Dividends paid	(557)	(344)
Excess tax deduction on stock awards	1,696	1,198
Other	(10)	39

Net cash provided by financing activities	1,803	1,835

Effect of exchange rates on cash	161	30

Net increase in cash and cash equivalents	2,117	1,743
Cash and cash equivalents at beginning of period	2,112	1,375

Cash and cash equivalents at end of period	$4,229	$3,118

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Graham Corporation Reports 19.8% Increase in Sales for the Third Quarter of Fiscal 2009 January 30, 2009	Page 9

Graham Corporation Third Quarter Fiscal 2009
Additional Information
ORDER AND BACKLOG TREND
($, in millions)

									9-Months
	Q108	Q208	Q308	Q408	FY 2008	Q109	Q209	Q309	FY2009
	6/30/07	9/30/07	12/31/07	3/31/08	3/31/08	6/30/08	9/30/08	12/31/08	12/31/08
Orders	$24.9	$20.5	$26.6	$35.1	$107.1	$27.8	$17.5	$8.1	$53.4
Backlog	$59.2	$56.8	$63.0	$75.7	$75.7	$76.0	$69.7	$52.5	$52.5
SALES BY INDUSTRY FISCAL 2009
($, in millions)

							9-Months
	Q109%		Q209%		Q309%		FY2009%
	6/30/08	Total	9/30/08	Total	12/31/08	Total	12/31/08	Total
Refining	$14.4	52%	$11.1	47%	$11.3	46%	$36.8	48%
Chem/ Petrochemical	$5.3	19%	$6.4	27%	$6.6	27%	$18.3	24%
Power	$1.3	5%	$2.0	8%	$1.5	6%	$4.8	6%
Other	$6.6	24%	$4.4	18%	$5.3	21%	$16.4	22%
Total	$27.6		$23.9		$24.7		$76.3
SALES BY INDUSTRY FISCAL 2008
($, in millions)

	Q108%		Q208%		Q308%		Q408%		FY 2008%
	6/30/07	Total	9/30/07	Total	12/31/07	Total	3/31/08	Total	3/31/08	Total
Refining	$9.7	48%	$12.0	52%	$7.8	38%	$7.5	33%	$37.0	43%
Chem/ Petrochemical	$4.6	23%	$6.5	28%	$8.5	42%	$7.3	32%	$26.9	31%
Power	$0.8	4%	$0.4	2%	$0.1	1%	$0.1	0%	$1.4	2%
Other	$4.9	25%	$4.2	18%	$4.1	19%	$7.9	35%	$21.1	24%
Total	$20.0		$23.1		$20.5		$22.8		$86.4
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Graham Corporation Reports 19.8% Increase in Sales for the Third Quarter of Fiscal 2009
January 30, 2009
SALES BY REGION FISCAL 2009
($, in millions)

							9-Months
	Q109%		Q209%		Q309%		FY 2009%
	6/30/08	Total	9/30/08	Total	12/31/08	Total	12/31/08	Total
North America	$20.9	76%	$17.0	71%	$16.6	67%	$54.4	71%
Middle East	$2.0	7%	$3.0	13%	$2.8	11%	$7.8	10%
Asia	$3.0	11%	$1.0	4%	$3.7	15%	$7.8	10%
Other	$1.7	6%	$2.9	12%	$1.6	7%	$6.3	9%
Total	$27.6		$23.9		$24.7		$76.3
SALES BY REGION FISCAL 2008
($, in millions)

	Q108%		Q208%		Q308%		Q408%		FY 2008%
	6/30/07	Total	9/30/07	Total	12/31/07	Total	3/31/08	Total	3/31/08	Total
North America	$11.7	59%	$17.8	77%	$11.2	55%	$12.0	53%	$52.7	61%
Middle East	$4.2	21%	$0.5	2%	$1.6	8%	$3.7	16%	$10.0	11%
Asia	$2.5	12%	$2.1	9%	$3.9	19%	$4.3	19%	$12.8	15%
Other	$1.6	8%	$2.7	12%	$3.8	18%	$2.8	12%	$10.9	13%
Total	$20.0		$23.1		$20.5		$22.8		$86.4

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